ASSURED PAYMENT OPTION ([TRADITIONAL] [ROTH])


                                      DATA


PART A -- THIS PART LISTS YOUR PERSONAL DATA.


OWNER:   JOHN DOE

ANNUITANT:  JOHN DOE                    Age:  70                  Sex:  Male

CONTRACT:  GROUP ANNUITY CONTRACT NO. AC 6727

CERTIFICATE NUMBER:              00000

         ENDORSEMENTS ATTACHED:        Endorsement Applicable to [Roth] IRA
                                         Certificates
                                       Endorsement Applicable to
                                         Market Value Adjustment Terms
                                       Rider to Endorsement Applicable to Market
                                         Value Adjustment Terms
                                       Endorsement Applicable to Life Contingent
                                         Annuity

         ISSUE DATE:                   May 4, 1998

         CONTRACT DATE:                May 4, 1998

ANNUITY COMMENCEMENT DATE:

         THE MAXIMUM MATURITY AGE IS AGE 90 -- SEE SECTION 7.03.

         You have elected the Assured Payment Option. Distributions under this Option will begin on February 15, 1999.

BENEFICIARY:  JANE DOE


No. 94ICA/B                                     Data page 1               (5/98)

DATA PAGES (CONT'D)                                       ASSURED PAYMENT OPTION


PART B -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CERTIFICATE.
------


INITIAL CONTRIBUTION RECEIVED (SEE SECTION 3.02):               $100,000.00

         Amount allocated to Guaranteed Period Account:         $62,950.00
         Amount applied to Life Contingent Annuity:             $37,050.00

                                                                        AMOUNT              FIXED PERIOD
                                                                        APPLIED          ANNUAL PAYMENTS
                                                                        -------          ---------------
GUARANTEE PERIODS (CLASS I)
         EXPIRATION DATE AND GUARANTEED RATE
         FEBRUARY 15, 1999                     4.46%                      $4,265.00            $4,307.00
         FEBRUARY 15, 2000                     4.67%                      $4,140.00            $4,307.00
         FEBRUARY 15, 2001                     4.82%                      $4,020.00            $4,307.00
         FEBRUARY 15, 2002                     4.93%                      $4,293.00            $4,738.00
         FEBRUARY 15, 2003                     4.95%                      $4,168.00            $4,738.00
         FEBRUARY 15, 2004                     5.02%                      $4,046.00            $4,738.00
         FEBRUARY 15, 2005                     5.11%                      $4,321.00            $5,211.00
         FEBRUARY 15, 2006                     5.12%                      $4,195.00            $5,211.00
         FEBRUARY 15, 2007                     5.16%                      $4,073.00            $5,211.00
         FEBRUARY 15, 2008                     5.27%                      $4,350.00            $5,732.00
         FEBRUARY 15, 2009                     5.25%                      $4,223.00            $5,732.00
         FEBRUARY 15, 2010                     5.25%                      $4,100.00            $5,732.00
         FEBRUARY 15, 2011                     5.25%                      $4,379.00            $6,306.00
         FEBRUARY 15, 2012                     5.25%                      $4,251.00            $6,306.00
         FEBRUARY 15, 2013                     5.25%                      $4,127.00            $6,306.00

                                                     ---------------------------------
                                                     TOTAL:               62,950.00

Guarantee Periods shown are in the Guaranteed Period Account. See Endorsement Applicable to Market Value Adjustment Terms.

After the fixed period, payments continue for life under the Life Contingent Annuity with an initial annual payment of $6,936.00 beginning on February 15, 2014 increasing annually thereafter as described in Data pages, Part D. In no event will the increase be greater than 3% in any year.

"TYPES" OF INVESTMENT OPTIONS (SEE SECTION 4.02):  Not applicable

GUARANTEED INTEREST ACCOUNT (SEE SECTION 2.01):    Not available under this
                                                   Certificate


No. 94ICA/B                                     Data page 2               (5/98)

DATA PAGES (CONT'D)                                       ASSURED PAYMENT OPTION


ASSURED PAYMENT OPTION: The Assured Payment Option consists of payment of Guaranteed Period Amounts upon expiration of each Guarantee Period in installments as described in Data pages, Part C for a fixed period of 15 years and annuity benefits under the Endorsement Applicable to Life Contingent Annuity as described in Data pages, Part D. During the fixed period, payments increase by 10% every three years on each third anniversary of the payment start date. The first payment after the fixed period will be 10% greater than the final payment under the fixed period. Thereafter, payments will increase annually as described in Data pages, Part D. In no event will the increase be greater than 3% in any year.

BUSINESS DAY (SEE SECTION 1.05): A Business Day for this Certificate will mean any day on which the New York Stock Exchange is open for trading.

PROCESSING DATES (SEE SECTION 1.20):  Not applicable

AVAILABILITY OF INVESTMENT OPTIONS (SEE SECTION 2.04): (See Data pages, Part C; Allocation Restrictions)

ALLOCATION OF CONTRIBUTIONS (SEE SECTION 3.01): Contributions are allocated by us to the Guaranteed Period Account and the Life Contingent Annuity. (See Data pages, Part C; Allocation Restrictions)

CONTRIBUTION LIMITS (SEE SECTION 3.02):

[Applicable for Traditional IRAs - We will only accept initial Contributions of at least $10,000 in the form of either a rollover Contribution or a direct custodian-to-custodian transfer from other traditional individual retirement arrangements. Subsequent Contributions may be made in an amount of at least $1,000. Subsequent Contributions may be "regular" IRA Contributions (limited to a maximum of $2,000 a year), rollover Contributions or direct transfers. Rollover Contributions and direct transfers are not subject to the $2,000 annual limit. "Regular" IRA Contributions may not be made for the taxable year in which you attain age 70 1/2 and thereafter. Rollover and direct transfer Contributions may be made at any time until the earlier of (i) when you attain age 84 and (ii) when the Certificate is within seven years of the end of the fixed period. However, any amount contributed after you attain age 70 1/2 must be net of your minimum distribution for the year in which the rollover or direct transfer Contribution is made (see item 2 Annuity Commencement Date in Endorsement Applicable to IRA Certificates).]

[Applicable for Roth IRAs - We will only accept initial Contributions of at least $10,000 in the form of either a rollover Contribution from Traditional IRAs, or Roth IRAs, or direct custodian-to-custodian transfers from other Roth IRAs. Subsequent Contributions may be made in an amount of at least $1,000. We will not accept "regular" IRA Contributions to Roth IRAs. Rollover Contributions and direct custodian-to-custodian transfers can be made any time during your lifetime provided you meet certain requirements (see item II. Limits on Contributions in Endorsement Applicable to Roth IRA Certificates).]


No. 94ICA/B                                     Data page 3               (5/98)

DATA PAGES (CONT'D)                                       ASSURED PAYMENT OPTION


We may refuse to accept any Contribution if the sum of all Contributions under your Certificate would then total more than $1,000,000. We reserve the right to limit aggregate Contributions made after the first Contract Year to 150% of first year Contributions. We may also refuse to accept any Contribution if the sum of all Contributions under all Equitable Life annuity distribution certificates/contracts that you own would then total more than $2,500,000.

TRANSFER RULES (SEE SECTION 4.02): Any transfer requests will terminate the Assured Payment Option.

ALLOCATION OF WITHDRAWALS (SEE SECTION 5.01): (See Data pages, Part C; Withdrawals)

MINIMUM WITHDRAWAL AMOUNT (SEE SECTION 5.01): Lump Sum Withdrawals minimum - $1,000.

MINIMUM AMOUNT OF ANNUITY ACCOUNT VALUE AFTER A WITHDRAWAL (SEE SECTION 5.02):
Requests for a withdrawal must be for either (a) 90% or less of the Cash Value or (b) 100% of the Cash Value (surrender of the Certificate).

We will NOT exercise our rights, described in Sections 5.02(b) and 5.02(c), to terminate the Certificate.

DEATH BENEFIT AMOUNT (SEE SECTION 6.01):  (See Data pages, Part C)

NORMAL FORM OF ANNUITY (SEE SECTION 7.04):  Life Annuity 10 Year Period Certain

AMOUNT OF ANNUITY BENEFIT (SEE SECTION 7.05): The amount applied to provide the Annuity Benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any period certain only annuity form except that if the period certain is more than five years the amount applied will be no less than 95% of the Annuity Account Value.

INTEREST RATE TO BE APPLIED IN ADJUSTING FOR MISSTATEMENT OF AGE OR SEX (SEE
SECTION 7.06): 6% per year

MINIMUM AMOUNT TO BE APPLIED TO AN ANNUITY (SEE SECTION 7.06): $2,000, as well as minimum of $20 for initial monthly annuity payment.

WITHDRAWAL CHARGES (SEE SECTION 8.01): A withdrawal charge will be imposed as a percentage of the portion of each Contribution allocated to the Guaranteed Period Account, when a Lump Sum Withdrawal exceeds the Free Corridor Amount as discussed in Section 8.01, or if the Certificate is surrendered to receive the Cash Value. We determine the withdrawal charge separately for each Contribution in accordance with the table below.


No. 94ICA/B                                     Data page 4               (5/98)

DATA PAGES (CONT'D)                                       ASSURED PAYMENT OPTION


                                                     Current and Maximum
                                                        Percentage of
                 Contract Year                          Contributions
                 -------------                          -------------
                       1                                   7.00%
                       2                                   6.00%
                       3                                   5.00%
                       4                                   4.00%
                       5                                   3.00%
                       6                                   2.00%
                       7                                   1.00%
                  8 and later                              0.00%

The applicable withdrawal charge percentage is determined by the Contract Year in which the Lump Sum Withdrawal is made or the Certificate is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal charges will be deducted from the Annuity Account Value in the Guaranteed Period Account in proportion to the amount being withdrawn from each Guarantee Period.

[Applicable for Traditional IRAs - A withdrawal charge will not apply to a Lump Sum Withdrawal taken to satisfy minimum distribution requirements. (See Data pages, Part C; Withdrawals)]

FREE CORRIDOR AMOUNT (SEE SECTION 8.01): 10% of the Annuity Account Value at the beginning of the Contract Year. Amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of Contributions.

Lump Sum Withdrawals in excess of the Free Corridor Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Corridor Amount does not apply when calculating the withdrawal charge applicable upon surrender.

CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE (SEE SECTION 8.02):

Charges for State Premium and Other Applicable Taxes: A charge for applicable taxes, such as state or local premium taxes generally will be deducted from the amount applied to provide an Annuity Benefit under Section 7.02. In certain states, however, we may deduct the charge from Contributions rather than at the Annuity Commencement Date.


No. 94ICA/B                                     Data page 5               (5/98)

DATA PAGES (CONT'D)                                       ASSURED PAYMENT OPTION


DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):  None

SURRENDERING THE CERTIFICATE: You may surrender the Certificate for its Cash Value at any time, and thereafter receive the lifetime income provided under the Endorsement Applicable to Life Contingent Annuity. Once your Certificate has been surrendered, it will be returned to you with a notation that the Life Contingent Annuity is still in effect. (See Data pages, Part D; Purchase Payment Rules)


No. 94ICA/B                                     Data page 6               (5/98)

DATA PAGES (CONT'D)                                       ASSURED PAYMENT OPTION


PART C -- THIS PART LISTS THE TERMS WHICH APPLY TO THE ENDORSEMENT APPLICABLE TO
------    MARKET VALUE ADJUSTMENT TERMS (MVA ENDORSEMENT).

ALLOCATION RESTRICTIONS (SEE SECTION 3.01): The entire amount of the initial Contribution must be allocated to Guarantee Periods having Expiration Dates in annual sequence and applied to the Life Contingent Annuity (see Data pages, Part
D), so as to provide increasing annual withdrawal payments during a fixed period followed by annuity payments for life under the Life Contingent Annuity. Fixed period payments are described under Transfers at Expiration Date, below. Any subsequent Contributions will be allocated by us to the Guarantee Periods and the Life Contingent Annuity, such that the payments will be increased and the remaining fixed period and date that payments are to start under the Life Contingent Annuity will remain the same.

WITHDRAWALS (SEE SECTION 5.01): Lump Sum Withdrawals - Lump Sum Withdrawals will be taken from all Guarantee Periods to which your Annuity Account Value is allocated such that the amount of the annual payments and the length of the fixed period will be reduced, and the Initial Benefit Payment Date for the Life Contingent Annuity (see Data pages, Part D) will be accelerated. Additional amounts above the amount of the requested withdrawal, may be withdrawn from the Guaranteed Period Account and applied to the Life Contingent Annuity to the extent necessary to achieve this result. As a result, the same pattern of payments will continue in reduced amounts for your life, and if applicable, the life of your joint Annuitant. See Endorsement Applicable to Life Contingent Annuity.

[Applicable for Traditional IRAs - If at any time your withdrawal payment during the fixed period is less than the minimum amount required to be distributed under minimum distribution rules, if you so request, a Lump Sum Withdrawal will be made in the amount of the difference between the withdrawal payment and the minimum distribution amount. However no withdrawal charge will apply.]

TRANSFERS AT EXPIRATION DATE (SEE ITEM 1 OF MVA ENDORSEMENT): Upon the expiration of a Guarantee Period, the Guaranteed Period Amount will be paid to you. Such amounts may not be transferred into any other Guarantee Periods without terminating the Assured Payment Option.

These withdrawals are not subject to withdrawal charges.

MARKET VALUE ADJUSTMENT (MVA) ON TRANSFERS AND WITHDRAWALS (SEE ITEM 2 OF MVA ENDORSEMENT): The MVA (positive or negative) resulting from a withdrawal or transfer of a portion of the amount in a Guarantee Period will be a percentage of the MVA that would be applicable upon a withdrawal of all the Annuity Account Value from a Guarantee Period. This percentage is determined by (i) dividing the amount of the withdrawal or transfer from the Guarantee Period by (ii) the Annuity Account Value in such Guarantee Period prior to the withdrawal or transfer.


No. 94ICA/BMVA                                  Data page 7               (5/98)

DATA PAGES (CONT'D)                                       ASSURED PAYMENT OPTION


TRANSFER RULES (SEE SECTION 4.02): A transfer request while the Assured Payment Option is in effect, will terminate such Option.

MVA FORMULA (SEE ITEM 3 OF MVA ENDORSEMENT): The Guaranteed Rate for new allocations to a Guarantee Period is the rate we have in effect for this purpose even if new allocations to that Guarantee Period would not be accepted at the time. This rate will not be less than 3%.

The current rate percentage we use in item (c) of the formula is 0.00%. For purposes of calculating the MVA only, we reserve the right to add up to 0.25% to such current rate percentage.

DEATH BENEFIT AMOUNT (SEE SECTION 6.01): The larger of (a) the Annuity Account Value in the Guaranteed Period Account and (b) the sum of the Guaranteed Period Amounts in each Guarantee Period.

SEPARATE ACCOUNT (SEE ITEM 5 OF MVA ENDORSEMENT): The portion of the assets of Separate Account No. 46 equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct.


No. 94ICA/BMVA                                  Data page 8               (5/98)

DATA PAGES (CONT'D)                                       ASSURED PAYMENT OPTION


PART D -- THIS PART LISTS THE TERMS WHICH APPLY TO THE ENDORSEMENT APPLICABLE TO
------    LIFE CONTINGENT ANNUITY (LCA ENDORSEMENT).

JOINT ANNUITANT (SEE ITEM 1 OF LCA ENDORSEMENT):     JANE DOE          Age:  67
                                                              Sex:  Female

ISSUE DATE FOR DATA PAGES, PART D:  May 4, 1998

INITIAL PURCHASE PAYMENT (SEE ITEM 2 OF LCA ENDORSEMENT):  $37,050.00

         SUBSEQUENT PURCHASE PAYMENTS: Subsequent purchase payments will be applied by us in accordance with the Allocation Restrictions in Data pages, Part C.

PURCHASE PAYMENT RULES (SEE ITEM 2 OF LCA ENDORSEMENT): The amount applied is determined by us in accordance with the Allocation Restrictions in Data pages, Part C.

         If the Certificate to which the LCA Endorsement is attached is surrendered to receive the Cash Value, thereafter, no subsequent purchase payments may be applied under the LCA Endorsement. (See Data pages, Part B; Surrendering the Certificate)

         MINIMUM PURCHASE PAYMENT:  Not applicable

         FREQUENCY:  Not applicable

CHARGES DEDUCTED FROM PURCHASE PAYMENTS (SEE ITEM 2 OF LCA ENDORSEMENT): Any charge for applicable taxes, such as state and local premium taxes.

ANNUITY BENEFIT PAYEE (SEE ITEM 3 OF LCA ENDORSEMENT):  JOHN DOE

INITIAL BENEFIT PAYMENT DATE (SEE ITEM 3 OF LCA ENDORSEMENT):  February 15, 2014

ANNUITY BENEFIT FORM (SEE ITEM 3 OF LCA ENDORSEMENT):  Joint and 2/3 to Survivor

FREQUENCY OF ANNUITY BENEFIT PAYMENTS (SEE ITEM 3 OF LCA ENDORSEMENT): Annually on February 15 of each year.

MINIMUM BENEFIT PAYMENT RULES (SEE ITEM 3 OF LCA ENDORSEMENT):  Not applicable


No. 94ICA/BLCA                                  Data page 9               (5/98)

DATA PAGES (CONT'D)                                       ASSURED PAYMENT OPTION


ANNUITY BENEFIT PURCHASED BY INITIAL PURCHASE PAYMENT:

If both Annuitants are alive:               $6,936.00
If one Annuitant is alive:                  $4,624.00

After the initial payment, payments will increase annually, as determined by us, by an amount corresponding to the applicable rate of change in the Consumer Price Index each year. The increase will never be greater than 3% in any year.

"Consumer Price Index" means the Consumer Price Index for All Urban Consumers ("CPI-U"). The applicable rate of change in the CPI-U will be equal to a fraction (a) whose numerator is the difference between the CPI-U applicable to the immediately preceding calendar year and the CPI-U applicable to the current calendar year, and (b) whose denominator is the CPI-U applicable to the immediately preceding calendar year.

GUARANTEED ANNUITY PURCHASE RATES (SEE ITEM 4 OF LCA ENDORSEMENT): See Schedule attached.

CHANGE IN INITIAL BENEFIT PAYMENT DATE (SEE ITEM 5 OF LCA ENDORSEMENT): This date will be accelerated if a Lump Sum Withdrawal is taken as described under Withdrawals in Data pages, Part C.


No. 94ICA/BLCA                                  Data page 10              (5/98)

DATA PAGES (CONT'D)                                       ASSURED PAYMENT OPTION


                   GUARANTEED ANNUITY PURCHASE RATE PER $1,000
                       OF INITIAL INCREASING ANNUAL INCOME
                    COMMENCING AT ATTAINED AGE(S) 85:82 FOR A
                            JOINT AND 2/3 TO SURVIVOR

                      ATTAINED AGE(S)
                ANNUITANT:JOINT ANNUITANT                            RATE

                             70:67                                 $5,204.24
                             71:68                                 $5,410.89
                             72:69                                 $5,630.28
                             73:70                                 $5,863.66
                             74:71                                 $6,112.54
                             75:72                                 $6,378.75
                             76:73                                 $6,664.50
                             77:74                                 $6,972.41
                             78:75                                 $7,305.51
                             79:76                                 $7,670.65
                             80:77                                 $8,069.35
                             81:78                                 $8,506.44
                             82:79                                 $8,987.49
                             83:80                                 $9,519.02
                             84:81                                $10,108.63

         Interest Basis:     3% Non-participating
         Mortality:          1983 Individual Annuity Mortality Table "a" for
                             males/females; projected with Projection Scale "G".

The above schedule shows the purchase payments required to purchase at the attained age(s) shown a benefit of $1,000 annually commencing at the attained age(s) on the Initial Benefit Payment Date.


No. 94ICA/BLCA                                  Data page 11              (5/98)

DATA PAGES (CONT'D)                                                 ROLLOVER IRA

TERMINATING THE ASSURED PAYMENT OPTION: The Assured Payment Option will terminate upon (i) receipt by us of a written request from you; (ii) receipt by us of a subsequent Contribution which you do not want applied under the Assured Payment Option; (iii) receipt by us of a transfer request from you; or (iv) receipt by us of a request to change the Initial Benefit Payment Date under the LCA Endorsement. Upon termination of the Assured Payment Option, your Certificate will remain in force and the Data page changes set forth below will be in effect. -- THE INFORMATION BELOW ADDS TO OR CHANGES INFORMATION LISTED IN DATA PAGES, PARTS A, B, C AND D. UNLESS OTHERWISE INDICATED, ALL OTHER INFORMATION INCLUDED IN SUCH DATA PAGES REMAINS UNCHANGED.

PART B1 -- THIS PART MODIFIES DATA PAGES, PART B.
-------

INVESTMENT OPTIONS AVAILABLE (SEE PART II):
o     ALLIANCE CONSERVATIVE INVESTORS FUND
o     ALLIANCE GROWTH INVESTORS FUND
o     ALLIANCE GROWTH AND INCOME FUND
o     ALLIANCE COMMON STOCK FUND
o     ALLIANCE GLOBAL FUND
o     ALLIANCE INTERNATIONAL FUND
o     ALLIANCE AGGRESSIVE STOCK FUND
o     ALLIANCE SMALL CAP GROWTH FUND
o     ALLIANCE MONEY MARKET FUND
o     ALLIANCE INTERMEDIATE GOVERNMENT SECURITIES FUND
o     ALLIANCE HIGH YIELD FUND
o     BT EQUITY 500 INDEX FUND
o     BT SMALL COMPANY INDEX FUND
o     BT INTERNATIONAL EQUITY INDEX FUND
o     MFS EMERGING GROWTH COMPANIES FUND
o     MFS RESEARCH FUND
o     MERRILL LYNCH BASIC VALUE EQUITY FUND
o     MERRILL LYNCH WORLD STRATEGY FUND
o     MORGAN STANLEY EMERGING MARKETS EQUITY FUND
o     EQ/PUTNAM BALANCED FUND
o     EQ/PUTNAM GROWTH & INCOME VALUE FUND
o     T. ROWE PRICE EQUITY INCOME FUND
o     T. ROWE PRICE INTERNATIONAL STOCK FUND
o     WARBURG PINCUS SMALL COMPANY VALUE FUND
o     GUARANTEE PERIODS (CLASS I)
          EXPIRATION DATE
          FEBRUARY 15, 1999
          FEBRUARY 15, 2000
          FEBRUARY 15, 2001
          FEBRUARY 15, 2002
          FEBRUARY 15, 2003
          FEBRUARY 15, 2004
          FEBRUARY 15, 2005
          FEBRUARY 15, 2006
          FEBRUARY 15, 2007
          FEBRUARY 15, 2008

Investment Options shown are Investment Funds of our Separate Account No. 45 and Guarantee Periods shown are in the Guaranteed Period Account. See Endorsement Applicable to Market Value Adjustment Terms.


No. 94ICA/B                                     Data page 12              (5/98)

DATA PAGES (CONT'D)                                                 ROLLOVER IRA

PROCESSING DATES (SEE SECTION 1.20): A Processing Date is each Contract Date anniversary.

ALLOCATION OF CONTRIBUTIONS (SEE SECTION 3.01): Subsequent Contributions are allocated according to your instructions.

TRANSFER RULES (SEE SECTION 4.02): Transfers among the Investment Funds may be made at any time during the Contract Year.

ALLOCATION OF WITHDRAWALS (SEE SECTION 5.01): Lump Sum Withdrawals - You must provide withdrawal instructions indicating from which Investment Options the Lump Sum Withdrawal and any withdrawal charge will be taken; [Applicable for Traditional IRAs - Minimum Distribution Withdrawals - Unless you specify otherwise, Minimum Distribution Withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Investment Funds. If there is insufficient value or no value in the Investment Funds, any additional amount of the withdrawal required or the total amount of the withdrawal, as applicable, will be withdrawn from the Guarantee Periods in order of the earliest Expiration Date(s) first.]

WITHDRAWAL RESTRICTIONS (SEE SECTION 5.01): [Applicable for Traditional IRAs - Minimum Distribution Withdrawals - May be elected in the year in which you attain age 70 1/2 or at a later date. Minimum Distribution Withdrawals will be made annually.]

MINIMUM WITHDRAWAL AMOUNT (SEE SECTION 5.01): Lump Sum Withdrawals minimum - $1,000; [Applicable for Traditional IRAs - Minimum Distribution Withdrawals minimum - $250.]

DEATH BENEFIT AMOUNT (SEE SECTION 6.01):

The death benefit is equal to the Annuity Account Value or, if greater, the Guaranteed Minimum Death Benefit defined below.

Guaranteed Minimum Death Benefit

6% Roll Up to Age 80 - On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution. Thereafter, the Guaranteed Minimum Death Benefit is credited with interest at 6% (4% for amounts in the Alliance Money Market and Alliance Intermediate Government Securities Funds and the Guarantee Periods) on each Contract Date anniversary through your age 80 (or at your death, if earlier), and 0% thereafter, and is adjusted for any subsequent Contributions and withdrawals.

Your current Guaranteed Minimum Death Benefit will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is 6% or less of the beginning of Contract Year Guaranteed Minimum Death Benefit. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 6% of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.


No. 94ICA/B                                     Data page 13              (5/98)

DATA PAGES (CONT'D)                                                 ROLLOVER IRA


WITHDRAWAL CHARGES (SEE SECTION 8.01): A withdrawal charge will be imposed as a percentage of each Contribution made to the extent that (i) any withdrawals during a Contract Year exceed the Free Corridor Amount as discussed in Section
8.01 or, (ii) the Certificate is surrendered to receive the Cash Value. See Data pages, Part B for the table of withdrawal percentages.

Withdrawal charges will be deducted from the Annuity Account Value in the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.

FREE CORRIDOR AMOUNT (SEE SECTION 8.01): 15% of Annuity Account Value at the beginning of the Contract Year, minus any amount previously withdrawn during the Contract Year. Amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of Contributions. [Applicable for Traditional IRAs - In any Contract Year when a Minimum Distribution Withdrawal is the only withdrawal taken, no withdrawal charge will apply.]

Lump Sum Withdrawals in excess of the Free Corridor Amount [Applicable for Traditional IRAs - or a Minimum Distribution Withdrawal when added to a Lump Sum Withdrawal previously taken in the same Contract Year, which exceeds the Free Corridor Amount] will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Corridor Amount does not apply when calculating the withdrawal charge applicable upon a surrender.

NUMBER OF FREE TRANSFERS (SEE SECTION 8.03):  Unlimited

DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):

Mortality and Expense Risks Charge:
                  Current and Maximum        Annual rate of 1.10% (equivalent to
                                             a daily rate of 0.003032%).

Administration Charge:
                  Current and Maximum        Annual rate of 0.25% (equivalent to
                                             a daily rate of 0.000692%). We
                                             reserve the right to increase this
                                             charge to an annual rate of 0.35%.


No. 94ICA/B                                     Data page 14              (5/98)

DATA PAGES (CONT'D)                                                 ROLLOVER IRA

PART C1 -- THIS PART MODIFIES DATA PAGES, PART C.
-------


ALLOCATION RESTRICTIONS (SEE SECTION 3.01): If you are age 76 or older, allocations may be made only to Guarantee Periods with maturities of five years or less; however, in no event may allocations be made to Guarantee Periods with maturities beyond the February 15th immediately following the Annuity Commencement Date.

TRANSFERS AT EXPIRATION DATE (SEE ITEM 1 OF MVA ENDORSEMENT): If no election is made with respect to amounts in the Guaranteed Period Account as of the Expiration Date, such amounts will be transferred into the Guarantee Period with the earliest Expiration Date.

TRANSFER RULES (SEE SECTION 4.02): Transfers may not be made to a Guarantee Period maturing in the current calendar year. Guarantee Periods to which transfers may be made are limited based on your attained age (see Allocation Restrictions above).


PART D1 -- THIS PART MODIFIES DATA PAGES, PART D.
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SUBSEQUENT PURCHASE PAYMENTS:  No subsequent purchase payments may be applied.


No. 94ICA/BMVALCA                               Data page 15              (5/98)